EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

	Jurisdiction of Incorporation	Percentage Owned by Registrant
Viragen (Scotland) Ltd. (1)	Scotland (UK)	100%
Viragen (Germany) GmbH (2)	Germany	100%
ViraNative AB (3)	Sweden	100%
AlfaNative AB (4)	Sweden	100%
Gallus AB (5)	Sweden	100%

(1)	Incorporated January 17, 1995; 100% owned by Viragen International, Inc.
(2)	Incorporated November 14, 1997; 100% owned by Viragen International, Inc.
(3)	Acquired September 28, 2001; 100% owned by Viragen International, Inc.
(4)	Acquired September 28, 2001; 100% owned by ViraNative AB
(5)	Acquired September 28, 2001; 100% owned by ViraNative AB